Exhibit 107
Calculation of Filing Fee Tables
Form S-3ASR
(Form Type)
Lear Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate(2)	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Rules 456(b) and 457(r)
	Equity	Preferred Stock	Rules 456(b) and 457(r)
	Equity	Debt Securities	Rules 456(b) and 457(r)
	Other	Warrants	Rules 456(b) and 457(r)
	Other	Subscription Rights	Rules 456(b) and 457(r)
	Other	Stock Purchase Contracts(3)	Rules 456(b) and 457(r)
	Other	Stock Purchase Units(4)	Rules 456(b) and 457(r)
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
		Total Offering Amounts				-		-
		Total Fees Previously Paid						-
		Total Fee Offsets						-
		Net Fee Due						-
(1)Pursuant to Instruction 2.A(iii)(c) of Item 16(b) of Form S-3, this information is not required to be included. An unspecified number or amount of the securities of each identified class of securities is being registered as may be issued from time to time at indeterminate prices. There is also being registered hereunder an indeterminate number of securities as may be issuable upon exercise, conversion or exchange for, as the case may be, any other securities registered hereby. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion, or exchange of convertible or exchangeable securities or that are issued in units. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional securities that may be offered in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.
(2)In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act, Lear Corporation (the “Registrant”) is deferring payment of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis. The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(3)Each stock purchase contract will be issued under a stock purchase contract agreement and will obligate holders to purchase from or sell to the Registrant and obligate the Registrant to sell to or purchase from the holders, a specified number of shares of common stock at a future date or dates.
(4)Each unit will be issued under a stock unit agreement and will represent an interest in one or more stock purchase contracts and either debt securities or debt obligations of third parties, including U.S. Treasury securities, in any combination, which may or may not be separable from one another.